Exhibit 10.8
[Grant Date]
[Grantee Name]
[Address]
NON-QUALIFIED
STOCK OPTION AGREEMENT
Dear [Grantee Name]:
     You are hereby notified that the Board of Directors of Canyon Resources Corporation (the “Corporation”) has granted you an option to purchase Canyon Common Stock pursuant to the Amended and Restated Non-Qualified Stock Option Plan.
     The option granted to you is to purchase [#] shares of the $.01 par value common stock of the Corporation at the price of [Strike Price $] per share. The date of grant of this option is the effective date of this notice. Your option may not be exercised for twelve months from the date of grant, except in the event of your death. The term of your option is five years from the date of grant, and shall expire on midnight, [Expiry Date], although the option may be terminated earlier as set forth in the Plan.
     Enclosed is a copy of the Plan governing the option granted to you. You should read the Plan carefully since your option is in all respects limited and conditioned as provided in the Plan including, but not limited to, the following:
a)	Should your services as a consultant or director be terminated for any reason other than death, for cause, or due to a merger or amalgamation of the Corporation, any options granted to you under the Plan which have not been exercised shall expire 90 days after the effective date of such termination and shall be exercisable during such 90-day period only to the extent they were exercisable on the effective date of termination. If your employment terminates because of death, your option may be exercised by your estate in full for six months after such death. If your services as a consultant or director are terminated for cause, any unexercised portion of your option shall immediately expire. Should your services as a consultant or director be terminated due to a merger or amalgamation of the Corporation, these options granted to you on [Grant Date], shall survive and remain exercisable for their full five-year term.

Non-Qualified Stock Option Agreement

[Grant Date]
b)	You shall not, by reason of this option, have any rights of a stockholder of the Corporation until the date of the issuance of a stock certificate to you for such shares.

c)	Your option granted under the Plan shall be exercisable during your lifetime only by you. It shall not be transferable by you otherwise than by will or as determined by the laws of descent and distribution.
     Also enclosed is a copy of the Corporation’s Amended Prospectus dated November 16, 2004, pertaining to the registration under the federal securities laws, of certain shares of common stock to be issued pursuant to options granted pursuant to the Plan.
     Upon exercise of a stock option, it is the responsibility of the optionee to comply with any applicable SEC Rule 16(b) reporting requirements.
     At the time or times when you wish to exercise your option in whole, or in part, you shall deliver a written notice of such election to the Corporation, either in person or by certified mail, stating the number of shares with respect to which option is being exercised, and by paying, in full, the purchase price for the options shares purchased. Payment must be made in full by cash or certified check. If the above procedures meet with your approval, please acknowledge receipt of a copy of the Plan and the Prospectus and indicate your acceptance of the copy of this letter in the space provided below and return it to the Corporation in person or by certified mail.
     The effective date of this agreement is [Grant Date].

CANYON RESOURCES CORPORATION
By:
James K. B. Hesketh
President & CEO

     I, [Grantee Name], received a copy of the Amended and Restated Non-Qualified Stock Option Plan and the Prospectus, dated November 16, 2004, covering the shares to be issued thereunder and I accept and agree by all of the terms thereof.
     Dated this            day of            , 20_.

[Grantee Name]